THIS ASSIGNMENT AGREEMENT is dated effective as of the 10th day of March, 2010.

BETWEEN:

MINCO GOLD CORPORATION, a company duly incorporated pursuant to the laws of British Columbia and having an office at Suite 2772 – 1055 West Georgia Street, Vancouver, British Columbia

(hereinafter called the "Minco Gold”)

 OF THE FIRST PART

AND:

MINCO MINING (CHINA) CORPORATION, a company duly incorporated pursuant to the laws of the Peoples Republic of China and having an office at Suite 2772 – 1055 West Georgia Street, Vancouver, British Columbia

(hereinafter called the "Minco China")

 OF THE SECOND PART

(Minco Gold and Minco China are hereinafter collectively called the "Assignors")

AND:

MINCO SILVER CORPORATION, a company duly incorporated pursuant to the laws of British Columbia and having an office at Suite 2772 – 1055 West Georgia Street, Vancouver, British Columbia

(hereinafter called the "Assignee")

 OF THE THIRD PART

WHEREAS:

(a)	Minco China is a wholly owned Chinese subsidiary of Minco Gold;

(b)	Minco China is the registered holder of a 90% equity interest (the “Foshan Equity Interest”); in Foshan Minco Fuwan Mining Co. Ltd. (“Foshan Minco”), a Chinese corporation;

(c)	Foshan Minco is the holder of all exploration and mining permits relating to the Fuwan silver property located in Guangdong Province in southern China (the “Fuwan Property”);

(d)	Beijing Minco Yinyuan Mining Technology Co. Ltd. is a wholly owned Chinese subsidiary of Minco Silver (“Minco Yinyuan”);

(e)	The Assignors have agreed to assign to the Assignee all their right, title and interest in and to the Foshan Equity Interest;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the Assignee paying to the Assignors the sum of One Dollar ($1.00) and other good and valuable consideration as hereinafter described, the parties hereto covenant and agree each with the other as follows:

1.
Effective as of and from the date hereof, the Assignors hereby grant, assign, transfer and set over onto the Assignee, its successors and assigns, all their respective rights, benefits, titles and interests in and to the Foshan Equity Interest.

2.	The Assignors hereby jointly and severally covenant with the Assignee as follows:

(a)	Minco China is the lawful owner of all right, title and interest in and to the Foshan Equity Interest and has the right to assign its title and interest in the Foshan Equity Interest to the Assignee;

(b)
The Assignors have not done nor permitted any act, matter or thing whereby the Foshan Equity Interest has been assigned, in whole or in part, or encumbered and the Assignors have not done nor permitted any act, matter or thing whereby the Foshan Equity Interest has been assigned, in whole or in part, or encumbered;

(c)	there are no disputes of which the Assignors are aware between the Assignors and any third parties in respect to the Foshan Equity Interest; and

(d)
upon written request of the Assignee from time to time, the Assignors shall for no additional consideration, forthwith execute and deliver all such assignments and other deeds as may be required to effectively assign all right, title and interest in and to the Foshan Equity Interest to Minco Yinyuan or such other entity as Minco Silver may direct.

3.
The Assignors hereby covenant with the Assignee that the Assignors will, at the request of the Assignee, perform and execute every act, matter or thing, instrument, document, writing, agreement or covenant necessary, desirable or useful in connection with the full performance of this Agreement.  All costs associated with the foregoing shall be the responsibility of Minco Silver.

4.
The Assignee covenants and agrees to indemnify and hold the Assignors harmless from any further liabilities, expenses, costs or damages arising from the Foshan Equity Interest but for greater certainty not including any liabilities, expenses, costs or damages arising from or in connection with the Assignor’s ownership of the Foshan Equity Interest prior to the effective date of this Agreement

5.
This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto, and shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

6.
This Agreement may be signed by facsimile and in counterpart.  Signed counterpart copies, when read together, shall be irrevocably deemed to constitute a single binding Agreement signed by both parties.

IN WITNESS WHEREOF THIS AGREEMENT has been executed by the parties as of the day and year first above written.

MINCO GOLD CORPORATION

/s/ Ken Z. Cai
Per:
Authorized Signatory

MINCO MINING (CHINA) CORPORATION

/s/ Ken Z. Cai
Per:
Authorized Signatory

MINCO SILVER CORPORATION

/s/ Ken Z. Cai
Per:
Authorized Signatory